Exhibit 99.2

Vanco Direct USA, LLC

Unaudited Financial Statements

as of September 30, 2008 and 2007

and for the nine-month periods then ended

200 S. Wacker Drive
Suite 1600
Chicago, IL 60606

VANCO DIRECT USA, LLC

BALANCE SHEETS (UNAUDITED)

	September 30,
	2008	2007
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$1,281,095	$683,114
Accounts receivable, net	2,728,480	3,529,217
Prepaid expenses and other current assets	231,716	76,277
Due from related parties, net	533,595	135,782

Total Current Assets	4,774,886	4,424,390
Property and equipment, net	792,719	939,671
Intangible assets, net	739,924	1,143,519
Goodwill	18,282,896	18,282,896
Other assets	454,683	482,378

TOTAL ASSETS	$25,045,108	$25,272,854

LIABILITIES AND MEMBER’S EQUITY

CURRENT LIABILITIES
Current maturities of long-term debt	$—	$8,741,781
Accounts payable	8,179,550	5,165,402
Accrued expenses	1,312,978	1,927,433
Deferred revenue	4,630,090	8,834,234

Total Current Liabilities	14,122,618	24,668,850
Long-term portion of debt	—	538,505

Total Liabilities	14,122,618	25,207,355

MEMBER’S EQUITY
Member’s Interests	23,744,000	23,744,000
Net treasury activities with related parties	(12,000,241)	(23,711,805)
Accumulated earnings (deficit)	(821,269)	33,304

Total Member’s Equity	10,922,490	65,499

TOTAL LIABILITIES AND MEMBER’S EQUITY	$25,045,108	$25,272,854

The accompanying notes are an integral part of these financial statements.

VANCO DIRECT USA, LLC

STATEMENTS OF OPERATIONS (UNAUDITED)

	For the nine-month periods ended September 30,
	2008	2007
REVENUE	$34,335,559	$39,425,958
COST OF REVENUES	27,675,716	30,756,958

GROSS MARGIN	6,659,843	8,669,000

OPERATING EXPENSES
Compensation	4,439,161	4,751,984
Travel and entertainment	233,518	485,352
Occupancy	298,855	820,197
Professional services	255,974	1,094,160
Insurance	58,754	194,183
Depreciation and amortization	468,430	750,711
Other operating expenses	1,065,010	1,048,900

TOTAL OPERATING EXPENSES	6,819,702	9,145,487

OPERATING LOSS	(159,859)	(476,487)
Interest expense	144,129	351,809

NET LOSS	$(303,988)	$(828,296)

The accompanying notes are an integral part of these financial statements.

VANCO DIRECT USA, LLC

STATEMENTS OF CHANGES IN MEMBER’S EQUITY (UNAUDITED)

For the nine-month periods ended September 30, 2008 and 2007

	Member’s Interests	Related Party Treasury Activities	Accumulated Earnings (Deficit)	Total Member’s Equity
Balance, January 1, 2008	$23,744,000	$(20,028,762)	$(517,281)	$3,197,957
Net loss for the nine-month period ended September 30, 2008	—	—	(303,988)	(303,988)
Net treasury activities with related parties	—	8,028,521	—	8,028,521

Balance, September 30, 2008	$23,744,000	$(12,000,241)	$(821,269)	$10,922,490

Balance, January 1, 2007	$23,744,000	$(13,540,409)	$861,600	$11,065,191
Net loss for the nine-month period ended September 30, 2007	—	—	(828,296)	(828,296)
Net treasury activities with related parties	—	(10,171,396)	—	(10,171,396)

Balance, September 30, 2007	$23,744,000	$(23,711,805)	$33,304	$65,499

The accompanying notes are an integral part of these financial statements.

VANCO DIRECT USA, LLC

STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the nine-month periods ended September 30,
	2008	2007
CASH FLOW FROM OPERATING ACTIVITIES
Net loss	$(303,988)	$(828,296)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	468,430	750,711
Gain on disposal of assets	—	(7,332)
Changes in working capital items:
Accounts receivable, net	(935,083)	(785,322)
Prepaid expenses and other current assets	260,487	145,474
Due from related parties, net	79,180	(135,782)
Accounts payable	(87,322)	(2,213,149)
Accrued expenses	(457,803)	(1,169,576)
Deferred revenue	191,235	(173,517)
Due to related parties, net	—	(353,908)

Total adjustments	(480,876)	(3,942,401)

Net cash provided by (used in) operating activities	(784,864)	(4,770,697)

CASH FLOW FROM INVESTING ACTIVITIES
Purchase of property and equipment	(34,865)	(671,433)
Proceeds from sale of property and equipment	—	717,514
Refund of security deposits (payments made for other assets)	29,295	(1,138)

Net cash provided by (used in) investing activities	(5,570)	44,943

CASH FLOW FROM FINANCING ACTIVITIES
Net borrowings (repayments) under credit agreement	(6,360,048)	8,423,698
Principal payments on capital lease obligations	(146,830)	(88,834)
Net treasury activities with related parties	8,028,521	(8,142,129)

Net cash provided by (used in) financing activities	1,521,643	192,735

Increase (decrease) in cash and cash equivalents	731,209	(4,533,019)
Cash and cash equivalents – beginning of period	549,886	5,216,133

Cash and cash equivalents – end of period	$1,281,095	$683,114

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$138,983	$65,259

NON-CASH INVESTING AND FINANCING ACTIVITIES
Purchase of property and equipment under capital lease obligations	$—	$945,422
Software rights sold to Vanco plc	$—	$2,029,267

The accompanying notes are an integral part of these financial statements.

VANCO DIRECT USA, LLC

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1. Organization and Basis of Presentation.

The accompanying financial statements include the accounts of Vanco Direct USA, LLC (hereafter “VDUL” or “Company”). The Company is based in Chicago, Illinois and is a provider of network provisioning and management services to domestic and international telecommunications carriers and integrators. It also uses sophisticated software to optimize efficiencies in the design and pricing of customer networks.

On August 1, 2005, the Company initiated its operations by completing the purchase of substantially all of the assets of Universal Access Global Holdings, Inc. and its subsidiaries (hereafter “UA”) for $22.2 million in cash. UA was founded in 1997 and became a public company in early 2000. Due to the adverse effects of certain large financially-troubled customers, UA recorded losses in 2003 and 2004 and filed for protection under Chapter 11 of the Bankruptcy Code in the third quarter of 2004. The reorganization action was resolved upon the sale to VDUL.

Vanco Direct Ltd. is the sole member of VDUL. Vanco Direct Ltd. is owned by Vanco Group Ltd. which is owned by Vanco plc, the London-based global virtual network operator.

Vanco plc went into administration (a form of bankruptcy protection in the United Kingdom) on May 26, 2008. At the same time Reliance Globalcom, a division of India’s Reliance Communications Group, acquired 100% equity in Vanco Group Limited pursuant to an agreement to buy the entire business – except VDUL, which had been transferred into Vanco plc. The U.K.-based Administrator (akin to a trustee in United States bankruptcy actions) continued to support the operations of VDUL while marketing the Company for separate sale.

NOTE 2. Summary of Significant Accounting Policies.

Cash and Cash Equivalents

The Company considers those short-term, highly-liquid investments with original maturities of three months or less as cash and cash equivalents. As of September 30, 2008 and 2007, the Company had $279,000 of cash restricted for outstanding letters of credit, which are included in other assets.

Fair Value of Financial Instruments

The carrying amount of cash, accounts receivable, prepaid expenses, current maturities of long-term debt, and accounts payable are considered representative of their respective fair values because of the short-term nature of these financial instruments. Long-term debt approximates fair value as the instruments’ interest rates approximate current rates.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments with credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit.

Major Customers

The Company had more than 10% of either sales or accounts receivable from three customers in 2008 and/or 2007. In 2008, those customers each represented 18%, 17%, and 9% of revenues and 9%, 24%, and 1% of accounts receivable, respectively. In 2007, those same customers each represented 18%, 14%, and 12% of revenues and 15%, 0%, and 4% of accounts receivable, respectively.

Accounts Receivable

Accounts receivable represent amounts owed from billings to customers and are recorded at gross amounts owed less an allowance for uncollectible accounts. The Company provides an allowance for uncollectible accounts receivable based upon prior experience and management’s assessment of the collectibility of existing specific accounts. The total reserve for uncollectible accounts was $154,000 and $105,000 as of September 30, 2008 and 2007, respectively. The Company’s policy is to write-off accounts receivable balances once management has deemed them to be uncollectible.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Provision for depreciation is made generally at rates designed to allocate the cost of the property and equipment over their estimated useful lives or, in the case of leasehold improvements, the lesser of the economic life or the term of the lease. Computer hardware is depreciated over five years, computer software over three years, and leasehold improvements over five years. Depreciation is calculated using the straight-line method. The cost of ordinary maintenance and repairs is charged to operations while renewals and replacements are capitalized.

Goodwill and Intangible Assets

The Company accounts for goodwill in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets (SFAS 142). The Company recognizes the excess cost of an acquired entity over the net amount assigned to assets acquired and liabilities assumed as goodwill. The Company tests goodwill at least annually for impairment using the fair value approach on a reporting unit basis in accordance with SFAS 142. The Company has a single reporting unit. SFAS 142 requires a two-step process for testing impairment. The first step is to compare the fair value of each reporting unit to its carrying value to determine whether an indication of impairment exists. If impairment is indicated, then the fair value of the reporting unit’s goodwill is determined by allocating the unit’s fair value to its assets and liabilities (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination. The amount of impairment for goodwill is measured as the excess of its carrying value over its fair value.

In completing its annual goodwill impairment tests, the Company has determined goodwill was not impaired. Accordingly, no impairment charge has been recognized.

Intangible assets are assets acquired from an independent party. The assets have no significant residual values and there are no intangible assets that are not subject to amortization. The Company amortizes developed software, customer base, and leases under market value using a straight-line method over five years, which reflects the pattern in which the assets are expected to be consumed. The acquired intangible assets are tested for impairment whenever events or circumstances indicate that a carrying amount of an asset or asset group may not be recoverable. The Company has determined that no impairments existed as of September 30, 2008 and 2007, respectively. An impairment loss is recognized when the carrying amount of an asset exceeds the estimated undiscounted cash flows used in determining the fair value of the asset. The amount of the impairment loss to be recorded represents the excess of the asset’s carrying value over its fair value. Fair value is generally determined using a discounted cash flow analysis. See Note 4 for additional disclosures related to intangible assets.

Revenue Recognition

The Company generates revenue from the provisioning and reselling of telecommunication circuits, from licensing its software products, and from technical consulting services.

The Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104, Revenue Recognition (SAB 104) which incorporates Emerging Issues Task Force Issues No. 00-21, Multiple-Deliverable Revenue Arrangements (EITF 00-21) and in accordance with AICPA Statement of Position 97-2, Software Revenue Recognition (SOP 97-2), as amended by AICPA Statement of Position 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions (SOP 98-9). In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectibility of the resulting receivable is reasonable assured.

While customers may purchase services separately, sales often include multiple products or services. At the inception of such arrangements, the deliverables are evaluated to determine whether they represent separate units of accounting under EITF 00-21. The Company’s policy regarding the determination of separate units of accounting is based on all of the following criteria being met: the delivered item has value to the customer on a stand-alone basis; there is objective and reliable evidence of the fair value of the item(s); and delivery or performance of the item(s) is considered probable and substantially in the Company’s control. Revenue is allocated to each unit of accounting in a transaction based on its fair value as determined by vendor objective evidence. Vendor objective evidence of fair value for all elements of an arrangement is based upon the normal pricing and discounting practices when sold separately to other customers. If vendor objective evidence of fair value has not been established for all items under the arrangement, no allocation can be made, and revenue is recognized on all items over the term of the arrangement.

The Company generally bills its customers for ongoing services on a monthly basis. Invoices include charges for the upcoming month’s connectivity access and for the prior month’s excess usage-based revenue. Revenue is recognized in the month earned. Cancellation charges that are included in Company contracts are recorded upon management’s determination that the customer has violated the terms of the contract and the collection of this charge is probable.

Revenues not yet earned related to billings and/or payments made in advance of the service date are recorded as deferred revenue. From time to time, the Company will offer discount incentives for customer prepayments.

For software subscription arrangements that do not require significant modification or customization of the underlying software, revenue is recognized when a legally binding arrangement with a customer is reached, the product is delivered, customer payment is deemed fixed or determinable and free of contingencies or significant uncertainties, and collection is probable. Substantially all software subscriptions are recognized ratably over the term of the arrangement, which is typically one year.

With respect to technical consulting services rendered, the Company recognizes revenue over the duration of the contract on a percentage of completion method from the go-live date through the contract life. Progress is measured by the percentage of actual labor incurred to date to management’s estimate of total labor to be incurred on each contract. This method is used as management considers labor incurred to be the best available measure of progress on these contracts. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

Cost of Sales

The cost of sales for the provisioning and reselling of circuits includes the cost of accessing circuits and fiber networks, the direct costs for labor, travel, and materials to install and maintain customer sites, along with the occupancy and labor costs of operating a network operations center.

Comprehensive Income (Loss)

SFAS No. 130, Reporting Comprehensive Income (SFAS 130), establishes standards for reporting and displaying of comprehensive income (loss), its components, and accumulated balances. Comprehensive income (loss) is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. For the nine-month periods ended September 30, 2008 and 2007, the Company has no items that would be included in comprehensive income (loss) besides the reported results of operations.

Income Taxes

The Company was formed under the Delaware Limited Liability Company Act in 2005 and it was taxed as a partnership for federal income tax purposes. Its activities and results were provided to Vanco Direct Ltd., its sole member that would be responsible for any resulting liability. No income taxes were paid and no tax provision, benefit, asset, or liability was recognized or established for the nine-month periods ended September 30, 2008 and 2007.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and expands disclosures about fair value measurements. The provisions of SFAS 157 became effective for financial instruments beginning in January 2008 and are effective for non-financial instruments beginning in January 2009. The adoption of SFAS 157 for financial instruments did not have a material impact on the results of operations or financial condition and the Company is reviewing SFAS 157 for non-financial instruments and does not believe its adoption will have a material impact on its results of operations or financial condition.

On December 4, 2007, the FASB issued SFAS No. 141(R), Business Combinations (SFAS 141R). SFAS 141R replaces SFAS No. 141, Business Combinations and applies to all transactions or other events in which an entity obtains control of one or more businesses. SFAS 141R requires the acquiring entity in a business combination to recognize the acquisition-date fair value of all assets acquired and liabilities assumed including contingent consideration and those relating to minority interests. SFAS 141R also requires acquisition-related transaction expenses and restructuring costs to be expensed as incurred, rather than capitalized as a component of the business combination. SFAS 141R is effective for fiscal years beginning after December 15, 2008 and may not be applied before that date. The provisions of SFAS 141R will impact the Company if it is party to a business combination after the pronouncement has been adopted.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Note 3. Property and Equipment.

Property and equipment at September 30, 2008 and 2007 consists of the following:

	2008	2007
Computer hardware and software	$459,490	$401,357
Leasehold improvements	681,164	681,164

	1,140,654	1,082,521
Accumulated depreciation	(347,935)	(142,850)

Net property and equipment	$792,719	$939,671

Depreciation of property and equipment was $165,734 and $118,944 for the nine-month periods ended September 30, 2008 and 2007, respectively.

In early 2007, the Company sold the majority of its property and equipment to a lessor for $717,514 and entered into a capital lease obligation for those and certain additional assets. The lease obligation is secured by the assets.

Included in property and equipment at September 30, 2007 were assets under capital leases of $945,422. Related accumulated depreciation at that date was $91,469. The capital lease obligations were satisfied before September 30, 2008.

Note 4. Intangible Assets.

Gross carrying amounts, accumulated amortization, and estimated amortization period for each major intangible asset class at September 30, 2008 and 2007 are as follows:

	2008
	Gross Carrying Amount	Accumulated Amortization	Net
Customer base	$1,721,248	$(1,090,124)	$631,124
Leases under market value	296,726	(187,926)	108,800

Total	$2,017,974	$(1,278,050)	$739,924

	2007
	Gross Carrying Amount	Accumulated Amortization	Net
Customer base	$1,721,248	$(745,874)	$975,374
Leases under market value	296,726	(128,581)	168,145

Total	$2,017,974	$(874,455)	$1,143,519

In mid-2007, the Company sold its rights in its developed software products to Vanco plc at net book value, which was $2,029,267.

Amortization expense for the nine-month periods ended September 30, 2008 and 2007 related to the intangible assets was $302,696 and $631,767, respectively.

Estimated amortization expense for the intangible assets is as follows for the years ending December 31:

Three month period ending December 31, 2008	$100,899
2009	403,595
2010	235,430

$739,924

5. Debt.

Debt as of September 30, 2008 and 2007 consists of the following

	2008	2007
Credit Agreement with a bank with borrowings based on and secured by certain future revenues under select customer contracts; advances, which were not to exceed $30 million in the aggregate (including affiliates of Vanco plc), are limited to a portion of a calculated present value of twelve months of billings, monthly payments of principal and interest (at approximately 8.4%) based upon collections on those selected customer contracts, each tranche due within one year or less and callable upon demand	$—	$8,423,698
Capital lease obligations secured by certain property and equipment; quarterly payments of $88,289 including principal and interest (at approximately 8.5%) due over three years	—	856,588

Total	—	9,280,286
Less: current maturities	—	8,741,781

Long-term portion	$—	$538,505

In the period between Vanco plc’s entering administration and September 30, 2008, the Administrator engaged in settlement discussions with various financial institutions, including the lenders that advance funded the receivables and that leased the Company its equipment. In the course of those discussions in the third quarter of 2008, these debts were satisfied in bulk together with the other subsidiaries and discharged. There was no gain or loss on extinguishment of debt recorded as the Company had been making its scheduled payments.

Note 6. Member’s Interest.

Member’s Interests of $23,744,000 was recorded based on the adjusted purchase price of the net assets acquired from the UA estate paid by Vanco plc. This amount is comprised of cash proceeds of $22,200,000 and costs incurred of $1,544,000.

Note 7. Related Party Transactions.

The Company shares office space with Vanco US, LLC, another Vanco plc entity. Due to the proximity of the parties, numerous services are shared by mutual agreement. Transactions between the parties are intended to be at cost and are settled on a regular basis. Open balances between these parties at period end are included in “Due from/to related parties, net” on the balance sheet.

The Company invoiced Vanco US, LLC for rent, staff utilization, and miscellaneous costs of approximately $452,000 and $867,000 in the nine-month periods ended September 30, 2008 and 2007, respectively. Vanco US, LLC invoiced the Company for staff utilization and miscellaneous costs of approximately $392,000 and $77,000 in the nine-month periods ended September 30, 2008 and 2007, respectively.

Vanco plc effectively controlled all of the Company’s treasury functions and would transfer or cause the transfer of available funds amongst the entities under common control. As those transactions were often not tied to any discrete transaction and as settlement could not be anticipated (especially in the short-term), they were recorded in the Member’s equity section as “Net treasury activities with related parties.” These transactions did not bear interest and were not governed by written agreements. All related foreign currency translation adjustments were borne by Vanco plc.

During the nine-month period ended September 30, 2007, the Company was engaged by Vanco plc to assist in the creation of an industry-specific software application. Over the course of the project, the Company incurred $598,915 of operating expenses in the nine-month period ended September 30, 2007 and was reimbursed its costs by Vanco plc. These amounts are included in both revenues and cost of revenues with no related margin.

At the conclusion of the project in mid-2007, the Company also sold the rights to its developed software products, which were included in intangible assets, to Vanco plc at their net book value at the time of $2,029,267.

Note 8. Commitments.

The Company has entered into or assumed certain non-cancelable operating and capital lease agreements related to office space, co-location facilities, and equipment. Total rent expense under operating leases, net of sublease income, was $636,162 and $720,896 for the nine-month periods ended September 30, 2008 and 2007, respectively. Total payments, including interest, made under capital leases for the nine-month periods ended September 30, 2008 and 2007 were $318,598 and $103,674, respectively.

Minimum annual remaining rental commitments under operating leases (net of subleases) are as follows as of September 30, 2008:

Three-month period ending December 31, 2008	$162,442
2009	382,559
2010	304,045
2011	289,852
2012	11,182
Thereafter	—

Total	$1,150,080

Note 9. Going Concern.

These financial statements have been presented on the basis that the Company is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

As indicated in the accompanying financial statements, as of September 30, 2008, the Company’s current liabilities exceeded its current assets by $9,348,000. For the nine-month period ended September 30, 2008, the Company incurred a net loss of $304,000 and used $785,000 of cash in its operations. In just over three years since inception, the Company transferred out approximately $8 million of cash (net) pursuant to Vanco plc’s treasury program.

The Company’s net working capital deficiency, recurring losses, and negative cash flows from operations raise substantial doubt about its ability to continue as a going concern. As the stand-alone circuit management and software business remains compelling, relief from the Vanco plc treasury program and a renewed focus on the core business is expected to restore profitability.

The ability of the Company to continue as a going concern is dependent upon the success of these actions. There can be no assurance that the Company will be successful in accomplishing its objectives. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Note 10. Subsequent Events.

On November 14, 2008, Capital Growth Systems, Inc. (“CGSY”) through its wholly-owned subsidiary, Capital Growth Acquisition, Inc. (“CGAI”) entered into an Interest and Loan Purchase Agreement (the “ILPA”) with Vanco plc, a U.K. corporation in administration (“Seller”) pursuant to which CGAI agreed to purchase all of the outstanding membership interests (the “Interests”) of VDUL. The ILPA was structured for a two-step closing.

VDUL holds domestic and international Section 214 authorizations from the Federal Communications Commission (“FCC”) and certificates of public convenience and necessity (or the equivalent) from various state telecommunications regulatory commissions. The Seller and CGSY submitted a joint application to the FCC for the granting of a special temporary authority to CGAI (“STA”) for CGAI to operate the assets of VDUL under a Management Services Agreement (the “MSA”) which is anticipated to result in most, if not all, of the economic benefit or loss of VDUL’s operations to be passed to CGSY pending the formal approval of the change in beneficial ownership of VDUL as a result of the sale of the Interests. On November 19, 2008, the FCC granted the STA, which was effective for a period of sixty days.

The ILPA contemplated that the purchase price for the Interests would be funded shortly after the granting of the STA. The first closing (the “Financial Closing”) occurred on November 20, 2008 and CGSY paid to Seller a total of $15.2 million for the purchase of the Interests as well as an intracompany loan from the Seller to VDUL. CGSY had previously paid to Seller a $500,000 deposit while negotiating the ILPA, which was applied to the purchase price. The balance of the purchase price was funded by delivery of cash and delivery of a non-interest bearing convertible debenture in the principal amount of $3 million, subject to certain adjustments. At the time of the Financial Closing, CGSY executed a Term Loan Agreement with a senior lender that advanced $8,500,000 to CGSY to facilitate the Financial Closing, and as part of the transaction, it required CGSY’s operating subsidiaries and the Company to also execute the Term Loan Agreement as co-borrowers (CGAI executed the Term Loan Agreement on behalf of VDUL, subjecting VDUL’s assets to the liens in favor of the senior lender) despite the fact that the Interests will not be transferred to CGAI until the Final Closing (scheduled to occur following receipt of regulatory approval to the change in control of VDUL to CGAI from the FCC and the applicable state telecommunications regulatory authorities).

Upon execution of the ILPA, CGAI was appointed as the manager of VDUL and entered into an MSA, which became effective as of the Financial Closing date. Under the MSA, CGAI is to be paid a monthly management fee equal to 30% of VDUL’s revenues (provided that in no event shall any monthly payment exceed VDUL’s net revenues for such month) and is responsible for any losses that may accrue.

On January 10, 2009, the FCC provided CGAI the formal authorization to acquire beneficial ownership of VDUL, and accordingly, pending the final closing of the change in ownership, CGAI has the right to continue to operate VDUL under its MSA.

The certificate for the VDUL Interests was placed in escrow to be transferred to CGAI upon the date of transfer of ownership of the Interests to CGAI (the “Final Closing”). Per the ILPA, the Final Closing shall occur upon the approval by the FCC and the state regulatory commissions (in charge of state licensure for VDUL telecommunications operations) of the change in beneficial ownership of VDUL to CGSY (“Regulatory Approvals”). CGSY may waive the Regulatory Approvals requirement if all Regulatory Approvals have not been obtained by ninety-one (91) days following the Financial Closing date. Further, if CGSY has obtained the Regulatory Approval from the State Commission of the State of New York, then CGSY may waive such requirement and proceed to the Final Closing any time that is at least forty-five (45) days following the Financial Closing date.